Exhibit 3.1

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

PANAMERA ACQUISITION HOLDINGS, INC.

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Adopted in accordance with the provisions of Section 242 and Section 245 of the General

Corporation Law of the State of Delaware

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The undersigned, being the President and Chief Executive Officer of Panamera Acquisition Holdings, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is Panamera Acquisition Holdings, Inc.

2. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 6, 2019 (the “Certificate of Incorporation”) under the name Panamera Acquisition Holdings, Inc.

3. This Amended and Restated Certificate of Incorporation of the corporation (the “A&R Certificate of Incorporation”) has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. This A&R Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PANAMERA ACQUISITION HOLDINGS, INC.

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ARTICLE ONE

The name of the corporation is Panamera Acquisition Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

(a) Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation has authority to issue is four hundred thousand (400,000) shares, which shall be divided into two (2) classes, consisting of three hundred sixty-five thousand (365,000) shares of Class A Common Stock, of which three hundred fifty thousand (350,000) shares shall be voting Class A-1 Common Stock, par value one cent ($0.01) per share (the “Class A-1 Common Stock”), and fifteen thousand (15,000) shares shall be non-voting Class A-2 Common Stock, par value one cent ($0.01) per share (the “Class A-2 Common Stock” and together with the Class A-1 Common Stock, the “Class A Common Stock”), and thirty-five thousand (35,000) shares of non-voting Class B Common Stock, par value one cent ($0.01) per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(b) Equal Status. Except as otherwise required by law or as expressly set forth in this Certificate of Incorporation or the Shareholder Agreement, dated as of on or after the date hereof, as may be amended, modified or supplemented from time to time in accordance with its terms (the “Shareholder Agreement”), except with respect to voting, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Corporation may issue fractional shares of Common Stock.

(c) Dividend Rights. No dividends shall accrue or become payable with respect to the Common Stock unless declared by the board of directors of the Corporation (the “Board”). As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.

(d) Liquidation Rights. The holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

(e) Redemption. The Common Stock is not redeemable at the option of the holder.

(f) Voting Rights. Except as otherwise required by the General Corporation Law of the State of Delaware, all of the voting power of the Corporation shall be vested in the holders of Class A-1 Common Stock, and each holder of Class A-1 Common Stock shall have one (1) vote for each share of Class A-1 Common Stock held by such holder on all matters submitted to a vote or for the consent (including written consent) of the stockholders. Except as otherwise required by the General Corporation Law of the State of Delaware, the holders of Class A-2 Common Stock and Class B Common Stock shall not, in their capacity as such, (i) be entitled to notice of any meeting of stockholders or (ii) be entitled to vote on any matter submitted to a vote or for the consent of the stockholders. Except as otherwise provided by applicable law, a majority of the issued and outstanding shares of the Corporation entitled to vote by this ARTICLE FOUR, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, so long as such majority includes (i) the Carlyle Majority Holders, for so long as the Carlyle Majority Holders are entitled to appoint at least three (3) Carlyle Directors, and (ii) the TA Majority Holders, for so long as the TA Majority Holders are entitled to appoint at least three (3) TA Director. If a quorum is not represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with the Bylaws, until a quorum shall be present or represented. The number of authorized Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(g) Automatic Conversion. Each share of Class B Common Stock or Class A-2 Common Stock that is (i) Transferred to any Sponsor or any of its Affiliates or (ii) Transferred to a third party in connection with a Transfer by any Sponsor or any of its Affiliates to such third party (e.g., in a Tag-Along Transfer or “drag-along” transaction) in accordance with any applicable agreement among the stockholders of the Corporation, in each case, shall automatically, without any further action, subject to Section 4(j) below, convert into one (1) fully paid and non-assessable share of Class A-1 Common Stock upon the Transfer of such share. The conversion shall be deemed to have been made at the time of such Transfer.

(h) Effect of Conversion. Upon any conversion of Class B Common Stock to Class A-1 Common Stock, all rights of the holder of such shares of Class B Common Stock or Class A Common Stock, respectively, shall cease and the Person or Persons in whose name or names the certificate or certificates representing the former shares of Class B Common Stock or Class A-1 Common Stock, respectively, were issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A-1 Common Stock or

Class B Common Stock, respectively, into which such Class B Common Stock or Class A-1 Common Stock, respectively, were convertible. Any shares that are converted into shares of another class as provided in this ARTICLE FOUR shall be retired and shall not be reissued (subject to any further conversion in accordance with this ARTICLE FOUR).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make (subject to the terms of the Shareholder Agreement), alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

Subject to any additional vote requirement by this Certificate of Incorporation or the Shareholder Agreement, the number of directors which shall constitute the Board shall be determined in the manner set forth in the bylaws of the Corporation. The Board shall initially consist of nine (9) directors, as provided in the Shareholder Agreement. Each director on the Board shall have one vote on all matters before the Board. Except as set forth in the Shareholder Agreement, an act of the Board or any committee thereof shall require a majority of the votes present at a meeting at which a quorum is present, so long as such quorum and such majority includes (i) at least one (1) Carlyle Employee Director, for so long as the Carlyle Majority Holders are entitled to appoint at least three (3) Carlyle Directors pursuant to the Shareholder Agreement, and (ii) at least one (1) TA Employee Director, for so long as the TA Majority Holders are entitled to appoint at least three (3) TA Directors pursuant to the Shareholder Agreement.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the Shareholder Agreement and the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE THIRTEEN

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request advance expenses to any Person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Person. Any Person seeking indemnification under this ARTICLE THIRTEEN shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE THIRTEEN shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE THIRTEEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the General Corporation Law of the State of Delaware or the terms of this Certificate of Incorporation.

The Corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their Affiliates (collectively, the “Institutional Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this ARTICLE THIRTEEN without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation.

ARTICLE FOURTEEN

The Corporation expressly acknowledges that (i) the Sponsors and their respective Affiliates, representatives, partners, and agents are permitted to have, and may presently or in the future have, investments in or other business relationships with Persons engaged in other, complementary or competing lines of business other than through the Corporation or any of its subsidiaries (an “Other Business”), (ii) the Sponsors and their respective Affiliates, representatives, partners, and agents may have or may develop a strategic relationship with businesses that are and may be competitive or complementary with the Corporation or any of its subsidiaries, (iii) none of the Sponsors or any of their respective Affiliates, representatives, partners, and agents shall be prohibited by virtue of its investment in the Corporation or any of its subsidiaries or, if applicable, their designees’ service on the board of directors of the Corporation or any of its subsidiaries or any committee thereof from pursuing and engaging in any such activities, (iv) none of the Sponsors or any of their respective Affiliates, representatives, partners, and agents shall be obligated to inform the Corporation or any of its subsidiaries of any such opportunity, relationship or investment, (v) the other stockholders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Sponsors or any of their respective Affiliates, representatives, partners, and agents and (vi) the involvement of the Sponsors or any of their Affiliates or their respective direct or indirect equity holders, representatives, partners, and agents in any Other Business will not constitute a conflict of interest by such Persons with respect to the Corporation, any of its subsidiaries or any stockholder. To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces and waives any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. No amendment or repeal of this ARTICLE FOURTEEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE FIFTEEN

The following definitions shall apply to this Certificate of Incorporation:

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Carlyle Director” has the meaning set forth in the Shareholder Agreement.

“Carlyle Employee Director” has the meaning set forth in the Shareholder Agreement.

“Carlyle Majority Holders” has the meaning set forth in the Shareholder Agreement.

“Control” and derivatives thereof mean, (a) with respect to any Person whose common equity securities are not publicly traded, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other securities, by contract or otherwise, (b) with respect to any Person whose common equity securities are publicly traded, the record and beneficial ownership of not less than a majority of the voting power of the issued voting equity securities of such Person, and (c) with respect to any group of investors acting in concert, the power to direct or cause the direction of investment decisions to be made by such group (including the exercise of any investor or contractual rights to which such group is entitled).

“Excluded Opportunity” means any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any member of the Board of the Corporation or any of its subsidiaries or any committee thereof, in each case who is not an employee of the Corporation or any of its subsidiaries (collectively, the “Excluded Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Excluded Person expressly and solely in such Excluded Person’s capacity as a member of the board of directors of the Corporation or any of its subsidiaries or any committee thereof.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust, unincorporated organization, or other entity.

“Sponsors” means each of Carlyle Panamera Holdings, L.P., a Delaware limited partnership, TA XII-A, L.P., a Delaware limited partnership, TA XII-B, L.P., a Delaware limited partnership, and TA Investors XII, L.P., a Delaware limited partnership.

“TA Director” has the meaning set forth in the Shareholder Agreement.

“TA Employee Director” has the meaning set forth in the Shareholder Agreement.

“TA Majority Holders” has the meaning set forth in the Shareholder Agreement.

“Tag-Along Transfer” has the meaning set forth in the Shareholder Agreement.

“Transfer” means any direct or indirect sale, assignment, transfer, pledge, hypothecation, give away, or any other disposition of or encumbrance upon, whether voluntarily or involuntarily or by operation of law or otherwise, whether for consideration or for no consideration, whether in whole or in part (including, for the avoidance of doubt, any Transfer of any economic, voting or other rights or interests).

ARTICLE SIXTEEN

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE SEVENTEEN

The right to undertake cumulative voting in the election of directors shall not exist with respect to shares of capital stock of this Corporation.

ARTICLE EIGHTEEN

Subject to the Shareholder Agreement, the holders of a majority of the voting capital stock of the Corporation may remove the chief executive officer of the Corporation without any action by the Board.

IN WITNESS WHEREOF, Panamera Acquisition Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 25th day of March, 2019.

PANAMERA ACQUISITION HOLDINGS, INC.

By:	/s/ David Basto
Name:	David Basto
Its:	President

[Signature Page to A&R Certificate of Incorporation]